Exhibit 99.1

Aradigm Announces Second Quarter 2018 Financial Results

Hayward, CA – August 14, 2018 – Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced financial results for the second quarter and six months ended June 30, 2018.

Second Quarter 2018 Financial Results

The Company recorded $256,000 in revenue in the second quarter of 2018 compared with $7.7 million in revenue in the second quarter of 2017. The Company recognized $96,000 in contract revenue – related party, $95,000 in government contract revenue and $65,000 in government grant revenue for the second quarter of 2018, as compared to $7.5 million in contract revenue – related party, $196,000 in government contract revenue and $7,000 in government grant revenue for the second quarter of 2017.

Total operating expenses for the second quarter of 2018 were $3.0 million, compared with total operating expenses of $5.7 million for the second quarter of 2017. The decrease in research and development expenses of $2.1 million was due to a decrease in spend in support of the Linhaliq regulatory process towards US and EU approvals for market authorization and lower employee-related expenses due to a reduction in headcount. The decrease in general and administrative expenses of $0.5 million was primarily related to lower legal expenses, lower expenses for Board of Director fees and lower employee-related expenses due to a reduction in headcount.

Net loss for the second quarter of 2018 was $3.8 million or $(0.25) per share, compared with a net income of $1.0 million or $0.07 per share in the second quarter of 2017. For the quarter ended June 30, 2018, the shift to a net loss from net income resulted primarily from a decrease in revenue of $7.4 million and a decrease in operating expenses of $2.7 million.

Liquidity and Capital Resources and Related Matters

As of June 30, 2018, the Company reported cash and cash equivalents of $2.1 million.

In January, Aradigm received a Complete Response Letter (CRL) from the FDA regarding the New Drug Application (NDA) for Linhaliq as a treatment for non-cystic fibrosis bronchiectasis NCFBE patients with chronic lung infections with Pseudomonas aeruginosa (P. aeruginosa).

The CRL states that the FDA has determined that it cannot approve the NDA in its present form and provides specific reasons for this action along with recommendations needed for resubmission; the areas of concern include clinical data, human factor validation study and product quality. We remain confident in the efficacy, safety and quality of Linhaliq (now named Apulmiq for the FDA) and are formally interacting with the FDA to discuss the topics covered in the CRL with the goal of developing plans to move towards resubmission of the Linhaliq NDA as soon as possible. We are committed to continuing to work on obtaining regulatory approval of Linhaliq in the US for NCFBE patients who suffer from this very severe disease which carries a burden of high morbidity and mortality with no treatment options.

The Aradigm Board of Directors approved temporary measures on February 9, 2018 intended to preserve the Company’s cash resources.

During the quarter ended June 30, 2018 Aradigm raised $4.0 million through the issuance of bridge notes and obtained commitments for additional monthly funding through September of 2018 totaling approximately $3.0 million. This $3.0 million along with the cash balance of $2.1 million will be sufficient to fund operations through the third quarter of 2018.

Aradigm is pursuing potential alternatives to resolve our cash position in the short term as well as developing strategic options that would provide for our long term viability. We feel it is very important to bring Linhaliq to commercialization in as many countries as possible to allow patients suffering from (NCFBE) to receive the benefits of Linhaliq. Patients, patient advocacy groups and key opinion leaders have expressed support for regulatory approval of Linhaliq as we work towards this goal. The MAA was filed on March 8, 2018 followed by the EMA validation of the MAA. The EMA review of the MAA for Linhaliq will be according to standard timelines, with an opinion of the Committee for Medicinal Products for Human Use (CHMP) expected within 210 days from the formal procedural start date of March 29, 2018. The time needed by us to respond to EMA questions during the MAA review will trigger formal clock-stops of the procedure and may add several months to the nominal 210 day duration, until the final CHMP opinion will be issued.

About Non-Cystic Fibrosis Bronchiectasis

NCFBE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the US. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm has completed two Phase 3 trials with Linhaliq, an investigational proprietary formulation of ciprofloxacin for inhalation for the treatment of non-cystic fibrosis BE and submitted an NDA to the FDA on July 27, 2017 for this indication. The FDA responded with a CLR regarding the NDA. As stated previously, we are committed to continuing to work on obtaining regulatory approval of Linhaliq in the US. On March 8, 2018 Aradigm submitted a MAA to the EMA for the same indication which is validated and under review according to standard timelines. Aradigm’s inhaled ciprofloxacin formulations include Linhaliq and Lipoquin which are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Linhaliq may not receive regulatory approval or be successfully commercialized, as well as the other risks detailed from time to in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Linhaliq is a registered trademark of Grifols, S.A.

SOURCE: Aradigm Corporation

Contact: John Siebert, PhD, Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Revenues	$256	$7,675	$1,729	$9,368

Operating expenses:
Research and development	1,602	3,794	5,170	6,568
General and administrative	1,388	1,911	3,102	3,589

Total operating expenses	2,990	5,705	8,272	10,157

Income (Loss) from operations	(2,734)	1,970	(6,543)	(789)
Interest income	5	22	20	50
Interest expense	(1,038)	(959)	(2,042)	(1,912)
Other income (expense)	(35)	2	(39)	8

Net income (loss) and comprehensive income (loss)	$(3,802)	$1,035	$(8,604)	$(2,643)

Basic and diluted net income (loss) per common share	$(0.25)	$0.07	$(0.57)	$(0.18)

Shares used in computing basic net income (loss) per common share	15,169	14,847	15,109	14,823

Shares used in computing diluted net income (loss) per common share	15,169	14,848	15,109	14,823

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2018	December 31, 2017
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$2,099	$7,095
Receivables	80	200
Prepaid and other current assets	622	389

Total current assets	3,116	7,684
Property and equipment, net	223	289
Other assets	92	92

Total assets	$3,116	$8,065

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	506	903
Accrued clinical and cost of other studies	81	274
Accrued compensation	599	1,643
Deferred revenue – related party, current	579	1,900
Deferred revenue – other	59	183
Other accrued liabilities	475	563

Total current liabilities	2,299	5,466
Deferred rent	50	32
Deferred revenue – related party, non-current	—	90
Debt – non-current, net of discount	999	—
Debt – related party, non-current, net of discount	2,926	—
Convertible debt – non-current, net of discount	2,575	2,382
Convertible debt – related party, non-current, net of discount	14,369	12,626

Total liabilities	23,218	20,596

Shareholders’ deficit	(20,102)	(12,531)

Total liabilities and shareholders’ deficit	$3,116	$8,065

*	The balance sheet at December 31, 2017 has been derived from the audited financial statements at that date.

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